As filed with the Securities and Exchange Commission on May 14, 2020

No. 333-197816

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Allergan plc

(Exact name of registrant as specified in its charter)

Ireland	98-1114402
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

+353 1 435 7700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

+353 1 435 7700

(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:

Sophia Hudson, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-197816), filed with the Securities and Exchange Commission (the “SEC”) on August 1, 2014 (the “Registration Statement”), registering (note that the share numbers listed do not take into account corporate actions, such as stock splits, taken in the interim):

(a)

188,918 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of Allergan plc (formerly known as Actavis plc) (“Allergan”) issuable under the 2000 Stock Option Plan of Forest Laboratories, Inc.;

(b)	100,126 Ordinary Shares issuable under the 2004 Stock Option Plan of Forest Laboratories, Inc.; and

(c)	554,041 Ordinary Shares issuable under the 2007 Equity Incentive Plan of Forest Laboratories, Inc., as amended.

On May 8, 2020, AbbVie Inc. (“AbbVie”) completed its acquisition of Allergan. Pursuant to the Transaction Agreement, dated June 25, 2019 (as amended on May 5, 2020), among AbbVie, Allergan and Venice Subsidiary LLC, a wholly-owned subsidiary of AbbVie (“Acquirer Sub”), Acquirer Sub acquired Allergan pursuant to a scheme of arrangement (“Scheme”) under Chapter 1 of Part 9 of the Irish Companies Act 2014 (the “Act”) and a capital reduction under Sections 84 to 86 of the Act (the “Acquisition”). As a result of the Scheme, Allergan became a wholly-owned subsidiary of AbbVie.

In connection with the Acquisition, Allergan has terminated any and all of the offerings of Allergan’s securities pursuant to the Registration Statement. In accordance with the undertakings made by Allergan to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, Allergan hereby amends the Registration Statement and removes from registration any and all of the securities of Allergan registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Allergan plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on the 14th day of May, 2020.

Allergan plc

By:	/s/ Robert A. Michael
Name:	Robert A. Michael
Title:	Director

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.